EXHIBIT 99.1

DE 03-030

CONNECTICUT VALLEY ELECTRIC COMPANY
PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE

Application for Approval of Settlements and Related Transactions
Related to the Implementation of Restructuring in the Area
Served by Connecticut Valley Electric Company, Inc.

Order Following Hearing

O R D E R  N O.  24,176

May 23 2003

          APPEARANCES: Robert A. Bersak, Esq. for Public Service Company of New Hampshire; Kenneth C. Picton, Esq. for Connecticut Valley Electric Company and Central Vermont Public Service Corp.; James K. Brown, Esq. and Senior Assistant Attorney General Wynn A. Arnold for the Governor's Office of Energy and Community Services; McLane, Graf, Raulerson, & Middleton, P.A. by Sarah B. Knowlton, Esq. for the City of Claremont; Alan M. Linder, Esq. for New Hampshire Legal Assistance; McCauley & Plitch, LLC by Lawrence W. Plitch, Esq. and Bossie, Kelly, Hodes, Buckley & Wilson, P.A. by Jay L. Hodes, Esq. for Wheelabrator Claremont, Inc.; Bianco Professional Association by Jeffrey A. Meyers, Esq. for the Sullivan County Regional Refuse Disposal District and the Southern Windsor/Windham Counties Solid Waste Management District jointly d/b/a New Hampshire-Vermont Solid Waste Project; William Gallagher, Katie Lajoie, David Sussman and John Tuthill for Working on Waste; Margaret North, pro se; Consumer Advocate Michael W. Holmes on behalf of residential ratepayers; and General Counsel Gary M. Epler for the Staff of the New Hampshire Public Utilities Commission.

I.	INTRODUCTION AND BACKGROUND

          In this proceeding, the New Hampshire Public Utilities Commission (Commission) considers whether it is consistent with the public interest for the state's largest electric utility, Public Service Company of New Hampshire (PSNH), to acquire the franchise and assets of the state's smallest electric utility, Connecticut Valley Electric Company (CVEC) under a proposal that would resolve outstanding issues relative to the recovery of stranded costs and the restructuring of CVEC pursuant to the Electric Utility Restructuring Act, RSA 374-F. CVEC serves approximately 10,000 customers in Claremont and other New Hampshire communities along the Connecticut River. The transaction, if approved, would be scheduled to close on January 1, 2004.

          At issue are a series of three agreements to effect the proposed transaction, filed with the Commission on January 31, 2003 by PSNH, CVEC, CVEC's parent company Central Vermont Public Service Corporation (CVEC), the Governor's Office of Energy and Community Services (ECS), the City of Claremont, New Hampshire Legal Assistance (NHLA) and the Office of Consumer Advocate (OCA) (collectively, the Applicants). The Commission Staff was also a signatory to the agreements.

          Approval of the agreements is sought pursuant to RSA 374:30, which provides that a utility may transfer all or part of its franchise, works or system upon a determination by the Commission that such transfer is for the public good. As discussed in greater detail below, the proposal would resolve longstanding disputes regarding the RS-2 purchase power contract between CVEC and its parent CVPS and the purchase power contract between CVEC and Wheelabrator.

A. RS-2 Contract Litigation

          The first of these disputes relates to outstanding federal litigation concerning the RS-2 purchase power contract. CVEC's purchase of power from its parent CVPS is pursuant to a wholesale contract approved by the Federal Energy Regulatory Commission (FERC), known as the RS-2 Rate Schedule. In November 1997, the City of Claremont filed a complaint with the Commission to lower CVEC's rates. Shortly thereafter, CVEC filed a petition with the Commission to increase that part of its retail tariff associated with the RS-2 contract. The Commission consolidated the two complaints and, after hearings, issued Order No. 22,815 in which it found CVEC imprudent for not terminating the RS-2 Rate Schedule with CVPS and pursuing lower cost supplies.

          On January 19, 1998, CVEC and CVPS filed a motion for a preliminary injunction in federal district court seeking an order that its proposed rate increase be put into effect. On April 9, 1998, the court granted a preliminary injunction and mandated that CVEC be allowed to recover all costs of its RS-2 schedule retroactive to January 1, 1998. The court found that the Commission's determination that CVEC was imprudent was preempted by federal law. The Commission complied with the district court's injunction by issuing Order No. 22,912 on April 29, 1998.

          The Commission appealed the district court's April order to the 1st Circuit Court of Appeals. After several remands and subsequent appeals of this matter, on March 6, 2000, the district court issued its order granting a permanent injunction barring the Commission from interfering with CVEC's full recovery in rates of the costs of the RS-2 contract. (Public Service Co. v. Patch, 87 F.Supp.2d 57 (D.N.H. 2000)).

          The district court's decision was affirmed by the Court of Appeals on July 25, 2000. Public Service Co. of New Hampshire v. Patch, 221 F.3d 198 (1st Cir. 2000), and the United States Supreme Court denied review. Patch v. Connecticut Valley Electric Co., 531 U.S. 1145, 121 S.Ct.1082 (U.S. 2001).

          At the time this litigation was unfolding in federal court, CVPS filed a petition at the Federal Energy Regulatory Commission seeking approval of an amendment to the RS-2 contract to provide for the imposition of an exit fee in the amount of approximately $60 million. The termination charge or exit fee would become payable upon CVEC's notification to CVPS of CVEC's termination of the contract. Central Vermont Public Service Corp., 82 FERC Paragraph 61,237 (1998). FERC suspended the filing and scheduled hearings to determine the appropriate amount of the fee. The Commission, GOECS and the City of Claremont intervened in this proceeding, and opposed CVPS' request for an exit fee. FERC had previously rejected CVPS' request to establish a transmission surcharge for any electricity traveling over CVPS wires to CVEC customers from any source. Central Vermont Public Service Corp., 81 FERC Paragraph 61,336 (1997), reh'g denied, 84 FERC Paragraph 61,295 (1998).

          On April 24, 2001, Administrative Law Judge Lawrence Brenner of the FERC issued an initial decision on the CVPS petition. See Central Vermont Public Service Corp., 95 FERC Paragraph 63,005 (Apr. 24, 2001). The initial decision determined that CVPS would be entitled to recover $33,884,520 in stranded costs from CVEC if the RS-2 contract were terminated on January 1, 2004. The FERC proceeding is stayed pending the outcome of the instant proceeding.

B. The Wheelabrator Dispute

          While CVEC and the Commission have been in dispute over the RS-2 contract, a separate controversy has been unfolding with respect to a Claremont-based garbage incinerator, WM/Wheelabrator Claremont Company L.P. (Wheelabrator), from which CVEC is obligated to purchase energy pursuant to the Public Utility Regulatory Policies Act, 16 U.S.C. Section 824a-3 (PURPA) and its New Hampshire analog, the Limited Electrical Energy Producers Act (LEEPA), RSA 362-A. In 1993, the Commission ordered CVEC to make a filing with the FERC relative to Wheelabrator's continued status as a Qualifying Facility (QF) under PURPA - i.e., a qualifying cogeneration facility within the meaning of that statute which, by virtue of that statute, is entitled to sell its output to the local electric utility at rates based on the utility's avoided costs. See Connecticut Valley Electric Co., 78 NH PUC 579 (1993).

          The Commission's 1993 order addressed the question of whether Wheelabrator could lose its QF status because Wheelabrator had been selling CVEC its gross output, as opposed to the facility's net output. Net output consists of all the electric energy and capacity a power plant is capable of producing, after meeting the plant's internal operating requirements for heat, lighting and operational instruments, which collectively are known as "station service." Gross output consists of the amount of electricity and capacity available from the turbine prior to consumption of station service. In 1991, the FERC issued a decision in the case of Turners Falls Limited Partnership, concluding that a cogenerator selling its gross output rather than its net output to the local utility would lose its QF status and its entitlement to the favorable PURPA avoided cost rates. See Turners Falls Limited Partnership, 55 FERC Paragraph 61,487 (1991). CVEC reacted to this decision by asking this Commission to investigate whether Wheelabrator should lose its QF status in light of Turners Falls. The Commission's 1993 order was to the effect that such decisions are the exclusive province of the FERC.

          CVEC was not successful in its effort to cause the FERC to revoke Wheelabrator's QF status. In Connecticut Valley Electric Co. v. Wheelabrator Claremont Co., 82 FERC Paragraph 61,116 (1998), the FERC determined that it would not revoke the QF status of any facility, such as Wheelabrator, that made sales in excess of net output pursuant to a valid contract entered into prior to the Turners Falls decision. The U.S. Court of Appeals for the District of Columbia Circuit affirmed. See Connecticut Valley Electric Co. v. Federal Energy Regulatory Comm'n, 208 F.3d 1037 (D.C. Cir. 2000).

          The federal appeals court's ruling left open the possibility that CVEC could pursue an action under section 210 of PURPA, not against Wheelabrator or the FERC, but against this Commission. Id. at 1043. Section 210 of PURPA, 16 U.S.C. Section 824a-3(a), requires state utility commissions such as this one to implement regulations promulgated by the FERC relative to utility purchases of energy from QFs. According to the federal appellate panel, CVEC might have had a valid claim against the Commission for violating section 210 by approving a contract that required CVEC to purchase Wheelabrator's gross rather than net output. Id.

          CVEC responded to this federal ruling by filing a petition with the Commission, which became Docket No. DE 00-110, seeking refunds on behalf of its retail customers from Wheelabrator under both PURPA and LEEPA. CVEC invoked New Hampshire/Vermont Solid Waste Project, 68 NH PUC 96 (1983), in which the Commission fixed the avoided cost rate ($0.09 per kilowatt-hour, with inflation adjustments) that would apply to the incinerator for the 20 year period commencing with the facility's in-service date. This 1983 order described the incinerator as "a facility of 3.6 MW." Id. at 96.

          Notwithstanding this reference, Wheelabrator's gross output is 4.5 megawatts and its net output is 3.9 megawatts. The facility commenced operations in March 1987, which means the avoided cost rate established in 1983 is applicable through March 2007.

          Extensive proceedings ensued. In addition to the OCA, which represented residential ratepayers, participating as intervenors were the Sullivan County Regional Refuse Disposal District and the Southern Windsor/Windham Counties Solid Waste Management District jointly d/b/a New Hampshire-Vermont Solid Waste Project (Solid Waste Project), which represents municipalities with contracts to dispose of trash at the Claremont incinerator, as well as the City of Claremont, certain individual CVEC customers and a local citizens' group known as Working on Waste.

          On March 29, 2002, the Commission entered Order No. 23,939. This Order rejected CVEC's premise that the utility was entitled to recoup from Wheelabrator and pass along to CVEC customers refunds accounting for Wheelabrator's sale of its gross as opposed to net output to CVEC since the plant commenced operations in 1987. Instead, with respect to the avoided cost rates previously approved by the Commission, Order No. 23,939 concluded that Wheelabrator was never authorized by the Commission to sell and CVEC was never authorized by the Commission to purchase any power in excess of 3.6 megawatts.

          On April 29, 2003, CVEC, Wheelabrator and the Solid Waste Project each filed motions for rehearing of Order No. 23,939. These motions raised a variety of constitutional and statutory arguments, the gist of which is that the Commission was alleged to have exceeded its authority as a matter of federal and state law. Also on April 29, 2003, CVEC filed a Stipulation of Settlement entered into among CVEC, Wheelabrator, OCA and the Commission Staff. [1] If approved, the Stipulation of Settlement would require a total credit of $835,000 to CVEC ratepayers, $775,000 of it from Wheelabrator and $60,000 from CVEC, to be applied incrementally over the remaining term of the power purchase agreement between CVEC and Wheelabrator. In exchange, the signatories [2] agreed (1) that Wheelabrator would continue to sell its gross output to CVEC and receive from CVEC the avoided cost rate approved in 1983 through the term of the existing contract, and (2) that none of them would bring, bring forward, or support in any way a claim or assertion that directly or indirectly sets forth any of the issues that are the subject of [Order No. 29,939], including, without limitation, a claim that the existing 4.5 MW (approximate) gross output of the Wheelabrator Claremont Facility is not lawfully entitled, whether in the past, present or the future, to the rates set forth in the [power purchase agreement between Wheelabrator and CVEC].

Commission approval is a condition precedent to the Stipulation of Settlement becoming effective.

1    This document, which is central to the issues presently in dispute, will be referred to herein as the "Stipulation of Settlement" to distinguish it from the three agreements submitted by the Applicants to effect PSNH's acquisition of the CVEC franchise and assets.

2     Although not an original signatory to the Stipulation of Settlement, the Solid Waste Project subsequently indicated its support of the document and, accordingly, it is treated as a signatory for the purposes of this proceeding.

          Working on Waste and certain other citizen-intervenors immediately objected to the Stipulation of Settlement in pleadings that also urged the Commission to deny the motion for rehearing of Order No. 23,939. The Commission conducted a public information session in Claremont on May 29, 2002 and an evidentiary hearing on June 7, 2003. Thereafter, on July 7, 2003, the Commission entered Order No. 24,006, indicating that it would hold both the rehearing motions and the Stipulation of Settlement in abeyance and that it would require the parties to participate in a mediation process. On October 11, 2002, the Commission entered Order No. 24,068, addressing certain issues raised in a motion for clarification submitted by Wheelabrator, appointing a mediator and directing the mediation process to begin forthwith.

          The mediation did not result in agreement among the participants, as reflected in the mediator's report submitted on December 20, 2002. Thus, both the motions for rehearing of Order No. 23,939 and the proposed Stipulation of Settlement in Docket No. DE 00-110 remain pending. Meantime, while the mediation was in its concluding stages, the events giving rise to the instant docket began to overtake the proceedings in the CVEC/Wheelabrator docket. Specifically, in early December of 2002, CVPS, CVEC, PSNH, ECS, OCA, NHLA, the City of Claremont and the Commission Staff announced they had reached an agreement in principle to resolve all matters related to the restructuring of CVEC. One condition of this agreement, as announced, was that the Commission approve the Stipulation of Settlement in Docket No. DE 00-110.

II.	PROCEDURAL HISTORY

          This docket began with the filing on January 31, 2003 of three agreements: (1) a Purchase and Sale Agreement, entered into among PSNH, CVPS and CVEC, setting forth the terms under which it is proposed that PSNH will acquire the CVEC franchise as well as CVEC's power purchase obligations and most of CVEC's assets, (2) the so-called CVEC Related Settlement, entered into among CVEC, CVPS, ECS, OCA, City of Claremont, NHLA and the Commission Staff, providing for the resolution of all issues related to CVEC's stranded costs, and (3) the so-called PSNH Related Settlement, entered into among PSNH, ECS, OCA, the City of Claremont and the Commission Staff, which sets forth the proposed effects of the transaction on PSNH's rates and cost recovery mechanism. A condition of the CVEC Related Settlement is that the Commission accept the Stipulation and Settlement in Docket No. DE 00-110 without change.

          The accompanying petition for approval of the Agreements invoked RSA 374:30 and requested a determination that (1) the Agreements comply with New Hampshire Law, (2) the transfer of CVEC's retail electric business, including substantially all of its electric utility assets and all of its retail franchises, is for the public good, and (3) that all three Agreements are approved without modification or condition.

          The Commission entered an Order of Notice on February 2, 2003. The Order of Notice indicated that 21 other proceedings currently pending before the Commission to which CVEC is a party [3] would be consolidated with the instant docket for the purpose of determining whether those proceedings should be closed and/or CVEC

3     Those proceedings are: DE 01-057 (Core Energy Efficiency Programs), DE 00-289 (2000 Least Cost Integrated Resource Plan), DR 95-250 (N.H. Pilot Retail Competition), DR 96-150 (Statewide Electric Utility Restructuring Plan), DE 02-034 (Statewide Low-Income Electric Assistance Program), DE 01-070 (2001 Long-Range Plans for Bulk Power Supply), DE 96-126 (Reliability), DR 97-241 (1998 FAC/PPCA), DR 98-206 (1999 FAC/PPCA), DC 98-198 (City of Claremont Complaint), DR 99-185 (2000 FAC/PPCA), DE 00-060 (Interim 2000 FAC and PPCA), DE 00-267 (2001 FAC/PPCA), DE 01-225 (2002 FAC/PPCA), DE 02-211 (2003 FAC/PPCA), DE 02-212 2003 (BPTAP), DE 00-110 (Petition for PURPA (Refunds(Wheelabrator)), DE 01-224 Temporary Billing Surcharge, DE 01-231 2002 (C&LMPA), DE 01-232 (2002 BPTAP), and DE 02-224 2002 (CVEC Promissory Notes).

dismissed with prejudice in the event of approval of the agreements at issue here. The Commission additionally determined that Docket No. DE 00-110 would be further consolidated with the instant proceeding for the purpose of considering whether to approve the Stipulation of Settlement concerning the Wheelabrator waste-to-energy facility in Claremont, as filed in that docket on April 29, 2002.

          As provided in the Order of Notice, the Commission conducted a pre-hearing conference on February 18, 2003. Owing to inclement weather on that date, numerous parties were unable to attend and, therefore, the Commission continued the pre-hearing conference to March 7, 2003. Thereafter, the Commission entered Order No. 24,144 (March 18, 2003), confirming the intervenor status of the New Hampshire Electric Cooperative (NHEC), Working on Waste, Granite State Electric Company, CVEC customers Margaret North and James U. McClammer, Jr., Wheelabrator and the Solid Waste Project. [4] The petition of the Business and Industry Association of New Hampshire for limited intervenor status was also granted.

          Order No. 24,144 contained certain significant procedural determinations. First, the Commission adopted the procedural schedule substantially as proposed by the Applicants, denying a request from Working on Waste for additional time prior to hearing. The Commission determined that, Working on Waste's arguments to the contrary notwithstanding, the procedural schedule effectively implemented all of the procedural recommendations of the mediator in Docket No. DE 00-110. [5] In particular, the Commission ruled that the parties were free to address in their pre-filed testimony or other pleadings the question of whether the Commission should base its decision with respect to the Stipulation of Settlement solely on the record adduced in Docket No. DE 00-110 or whether it should evaluate the Stipulation of Settlement in the context of the additional evidence adduced in the instant proceeding. It was further the Commission's determination that deferring the merits hearing to August, and the entry of an order thereafter to October, would effectively preclude approval of the Agreements inasmuch as they specify a closing date of January 1, 2004. This is so in light of the statutory 30-day time periods associated with the rehearing process and filing of a notice of appeal thereafter. See RSA 541:3 (rehearing) and 541:6 (notice of appeal).

4     As specified in the Order of Notice, certain of these parties automatically became intervenors here by virtue of having had such status in one or more prior dockets that were consolidated with this proceeding. Other parties filed intervention petitions, to which there were no objections.

5     The mediator recommended: (1) that the Commission allow the parties in Docket No. DE 00-110 to submit comments on the mediator's report, (2) that the Commission hold a public hearing to obtain the views of the parties on whether to issue a decision in the Stipulation of Settlement submitted in Docket No. DE 00-110 or whether the Commission should defer its consideration of that agreement until its acts on the agreements submitted in the instant docket, (3) that the Commission conduct a public hearing to allow the parties to Docket No. DE 00-110 to present arguments with respect to the Stipulation of Settlement in that docket, (4) that the Commission ask the parties to Docket No. DE 00-110 to address how the passage of time affects the terms of the Stipulation of Settlement, (5) that the parties to Docket No. DE 00-110 be given an opportunity to address the applicability of RSA 362-A:8(b)(requiring the Commission to "consider" certain factors "in all decisions affecting qualifying small power producers and qualifying cogenerators" such as Wheelabrator, including"[p]otential environmental and health-related impacts") to the Commission's review of the Stipulation of Settlement, (6) that the Commission address the reasonableness of the terms and conditions in the Stipulation of Settlement that would require the Commission to vacate Order No. 23,939 and substitute certain specific findings and rulings with respect to CVEC and Wheelabrator, (7) that prior to a ruling on the Stipulation of Settlement the parties to Docket No. DE 00-110 be permitted to comment on the effect of the Stipulation of Settlement, if approved, on future proceedings before the Commission that involve PURPA and/or LEEPA generally as well as future proceedings that involve the power purchase agreement between CVEC and Wheelabrator, (Specifically, the mediator recommended the receipt of comments on both how the Commission would handle such future proceedings and how its Staff would participate in such cases, in light of the Stipulation of Settlement) and (8) that in ruling on the Stipulation of Settlement the Commission take into account any other factors that bear on whether the stipulation is reasonable and in the public interest.

          Discovery and technical sessions proceeded according to the schedule approved in Order No. 24,144. Technical sessions took place on March 7, 2003, March 19, 2003 and April 3, 2003. On April 3, 2003, the Commission granted a request from Wheelabrator for clarification of the procedural schedule. Specifically, Wheelabrator had requested a determination that, although Wheelabrator is not a signatory to the Agreements, it be deemed a "settling party" for purposes of an April 29, 2003 deadline for submission of rebuttal testimony from such parties. Accordingly, Working on Waste submitted pre-filed testimony on April 4, 2003 (the date specified for intervenor testimony) and on April 29, 2003 ECS filed written rebuttal testimony. CVEC filed additional exhibits to the Purchase and Sale Agreement on April 14, 2003, April 18, 2003, May 2, 2003 and May 14, 2003.

          The Commission conducted public information sessions in Claremont on April 14, 2003 and in Manchester on May 12, 2003. No members of the public appeared to give statements at the latter session, although there were numerous public comments provided at the former.

          The merits hearing took place as scheduled on May 15, 2003. [6] The Commission heard testimony in support of the Agreements from PSNH President Gary A. Long, PSNH Rates and Regulatory Services Manager Stephen R. Hall, CVPS and CVEC Vice President of Power Planning and Regulatory Affairs William J. Deehan, Director MaryAnn Manoogian of ECS, Finance Director Kenneth Traum of OCA, Claremont City Manager Guy Santagate and Electric Division Director Thomas Frantz of the Commission Staff. Testifying in opposition to certain terms of the Agreements were William J. Gallagher and David Sussman of Working on Waste. Attorney Alan Linder offered a statement in support of the Agreements. Likewise, intervenor Margaret North gave a statement in support of the views articulated by Working on Waste's witnesses.

          Although the procedural schedule approved in Order No. 24,144 provided for the filing of post-hearing briefs, the Commission indicated its view at hearing that briefing was unnecessary. No party objected to the determination to eschew briefing.

III.	SUMMARY OF THE AGREEMENTS

          The three interrelated and interdependent Agreements submitted on January 31, 2003 are intended to resolve all outstanding issues with respect to the restructuring of CVEC pursuant to the Electric Industry Restructuring Act, RSA 374-F. CVPS has agreed to sell substantially all of CVEC's assets and distribution franchise located in New Hampshire to PSNH, whereupon CVEC would exit the retail electric business. On the January 1, 2004 expected effective date of the transaction, all CVEC customers would become customers of PSNH, taking service under the then-applicable PSNH retail tariffs. It is expected that the result will be substantial rate decreases for all such customers - with some customers experiencing rate reductions of up to 20 percent. [7]

6 A second day of hearings, on May 16, 2003, was noticed but did not prove necessary.

7     It should be noted that the percentage estimates of rate relief included in the Applicants' initial filing reflected the then-effective CVEC retail rates. On April 16, 2003, the Commission entered Order No. 24,157, reducing on a nisi basis certain fuel adjustment charges included in CVEC rates.

          The Agreements set forth the terms under which PSNH would acquire CVEC's retail electric business. PSNH would acquire substantially all of CVEC's assets at their net book value. Any CVEC facilities not being sold to PSNH are not required for retail service in New Hampshire. Certain CVEC employees would join the staff of PSNH, certain transmission arrangements necessary to the transaction would be implemented and PSNH would assume responsibility for purchasing energy from five independent power producers in the CVEC service territory that are Qualifying Facilities within the meaning of PURPA - Wheelabrator among them.

          Also included are terms requiring PSNH to make a $21 million payment to CVPS, covering certain stranded costs arising out of the opening of the CVEC service territory to competition for retail energy supply. Specifically, the $21 million compensates CVPS for the termination of the currently effective RS-2 contract under which CVPS presently supplies CVEC with its retail energy requirements not otherwise covered by independent power producers. This $21 million payment comprises approximately 62 percent of the nearly $34 million payment to which the FERC Administrative Law Judge determined CVPS to be entitled for termination of the RS-2 contract.

          The Agreements provide that, as part of the closing, CVEC would pay to PSNH the net present value of the remaining credits required of CVEC under the Stipulation of Settlement in Docket No. DE 00-110. These funds, along with Wheelabrator's payments under the Stipulation of Settlement, would be used to reduce PSNH's recoverable stranded costs under Part 2 of the Agreement to Settle PSNH Restructuring (PSNH Restructuring Agreement) approved by the Commission in Docket No. DE 99-099. [8]

          The CVEC Related Settlement, if approved, would result in the dismissal of the ongoing litigation in federal court and before the FERC with respect to CVEC and CVPS. It would also result in the closure of any open dockets before this Commission related to CVEC. The CVEC Related Settlement sets forth the methodologies for the final reconciliation of CVEC's Purchased Power Cost Adjustment (PPCA), Fuel Adjustment Clause (FAC), Business Profits Tax Adjustment Percentage (BTAP), Conservation and Load Management Percentage Adjustment and Tiered Discount Program.

          The PSNH Related Settlement specifies the ratemaking and cost recovery terms of the transaction. PSNH would include in its rate base and earn a return on the amounts paid to CVPS for the purchase of CVEC's facilities. These amounts would be fixed at the net book value of the assets, plus capitalized incremental transaction costs. The $21 million RS-2 termination payment would become part of PSNH's Part 3 stranded costs pursuant to the PSNH Restructuring Agreement. Also included in Part 3 stranded costs would be amounts required to make up pension benefits for former CVEC employees joining the PSNH payroll. Part 2 stranded costs would reflect qualifying facility purchase obligations of CVEC that are transferred to PSNH.

8     The PSNH Restructuring Agreement divides PSNH's restructuring related stranded costs into three parts. The so-called Part 1 stranded costs are those stranded costs associated with the Rate Reduction Bonds issued with legislative imprimatur. Neither the Commission nor the Legislature are at liberty to impair the ratepayer repayment obligations associated with the bonds and, thus, the Part 1 stranded costs. Part 3 stranded costs are those stranded costs to which PSNH agreed at the time of the PSNH Restructuring Agreement to undertake some risk of non-recovery. Part 2 stranded costs comprise all other recoverable PSNH stranded costs. See generally Order No. 24,117 (January 30, 2003) and prior decisions cited therein for the relevant background. As set forth more fully in those decisions, PSNH is now expected to recover all of its Part 3 stranded costs prior to the Recovery End Date because the sale of PSNH's obligations and entitlements associated with the Seabrook nuclear power plant reaped substantially more proceeds than were estimated when the PSNH Restructuring Agreement was approved in 2000.

IV.	POSITIONS OF THE PARTIES AND STAFF
A. Public Service Company of New Hampshire

          Through the testimony of Messrs. Long and Hall, PSNH urged the Commission to approve the Agreements. They noted that PSNH was invited in the fall of 2002 to become involved in negotiations over CVEC restructuring involving CVPS and state officials. According to Mr. Long, it is PSNH's ability to spread the fixed costs associated with the restructuring over its entire customer base that makes the proposal at issue here reasonable. Mr. Long noted that PSNH has already undergone restructuring, provides substantially lower rates than CVEC and is approximately 50 times the size of CVEC.

          Mr. Long further testified that, although PSNH would not object to a new settlement providing for the closure of the Wheelabrator facility, it is an absolute condition of the transaction from PSNH's standpoint that all currently outstanding legal issues involving Wheelabrator be resolved. Mr. Long likened PSNH's view to that of a home buyer who desires all liens on the property to be cleared prior to the real estate purchase.

          Messrs. Long and Hall indicated that, in order to serve CVEC's retail load under what would then be PSNH's transition service, PSNH would have to purchase additional energy. They estimated the deficiency to be approximately 19 megawatts. Messrs. Hall and Long noted that, because direct links between PSNH and the CVEC system are limited, PSNH plans to purchase transmission service from CVPS in order to serve the CVEC territory. They indicated that, in the long term, a change in that situation is possible but unlikely.

          In their prefiled testimony, Messrs. Long and Hall described the customer benefits of the proposed transaction. According to the PSNH witnesses, CVEC's current customers will have: significantly lower electric bills as PSNH customers, access to PSNH's larger menu of customer services and the right to choose an energy supplier pursuant to RSA 374-F. Messrs. Long and Hall testified that PSNH's existing customers would have the benefit of a larger customer base over which to spread fixed costs. They averred that the transaction would not increase PSNH's per-unit delivery costs. With respect to benefits to the state generally, the PSNH witnesses noted that the transaction would mark the end of litigation and regulatory uncertainty regarding CVEC, and that lower electric rates in the CVEC service territory would have a positive effect on the state's economy.

B. Connecticut Valley Electric Company and Central Vermont Public Service Company

          On behalf of CVEC and CVPS, witness William J. Deehan described the results of the proposed transaction as a vast improvement over the status quo, which involves ongoing litigation between CVEC and the state and CVEC remaining the only electric utility in New Hampshire not to undergo RSA 374-F restructuring. In addition to agreeing with Messrs. Long and Hall with respect to the benefits of the transaction, Mr. Deehan noted that Vermont has not restructured its electric industry so as to allow retail choice of energy suppliers. Thus, Mr. Deehan noted, it would be very expensive on a per-customer basis for CVPS to cause its New Hampshire subsidiary to undergo the restructuring process. Mr. Deehan noted that PSNH has already made the necessary infrastructure adjustments for restructuring and, thus, CVEC customers would avoid paying any CVEC-related restructuring charges.

          In his prefiled testimony, Mr. Deehan addressed the issue of why CVPS is entitled to recover stranded costs associated with the restructuring of CVEC. He noted that CVPS has provided power supply service to customers in the CVEC service territory since 1929, and that in the process of providing that service CVPS has entered into certain long term financial commitments in the form of investments in generation and purchased power contracts. According to Mr. Deehan, CVPS's committed power supplies have lives extending to 2016 and beyond. He testified that their costs are expected to exceed the value of the power when resold. Referencing the proposed recovery of 62 percent of the stranded costs related to the RS-2 contract as determined by the FERC Administrative Law Judge, Mr. Deehan characterized this as "the greatest discount to full stranded cost accepted by any utility."

          With respect to Docket No. DE 00-110, Mr. Deehan characterized as "absolutely necessary" to PSNH and CVEC the resolution of Wheelabrator-matters prior to the closing of the proposed transaction. Otherwise, according to Mr. Deehan, the Wheelabrator dispute would comprise a "speculative liability" that would render the overall deal impossible to consummate. According to Mr. Deehan, given the magnitude of the benefits CVEC customers would receive from the proposed transaction overall, it is in the public interest for the Commission to accept the Stipulation of Settlement as a part of the transaction.

          Mr. Deehan provided the Commission with a copy of a communication from Wheelabrator that was entered into the record as Exhibit 3. This exhibit concerns plans by Wheelabrator to expand the output of its facility beyond the present gross output of 4.5 megawatts. Exhibit 3 contains Wheelabrator's representation that, should it embark upon such an expansion, it would not seek to sell any additional output to CVEC or PSNH at the avoided cost rate established in Wheelabrator's present contract with CVEC. Mr. Deehan explained that, although PURPA would require the local electric utility to purchase any such additional Wheelabrator output, such additional purchases would be at the spot market price established by ISO-New England.

C. Governor's Office of Energy and Community Services

          Director MaryAnn Manoogian testified on behalf of ECS. She submitted prefiled rebuttal testimony addressed exclusively at certain positions taken by Working on Waste. Ms. Manoogian testified that the environmental concerns expressed by Working on Waste are misplaced because such issues are beyond the jurisdiction and authority of the Commission. According to Ms. Manoogian, the position advanced by Working on Waste with respect to environmental issues associated with the Wheelabrator facility would turn the Commission into a "mini-EPA" or "an adjunct to the New Hampshire Department of Environmental Services (DES)." In fact, according to Ms. Manoogian, in advocating for the closure of the Wheelabrator facility Working on Waste is seeking to persuade the Commission to become a "super-EPA" or "super-DES" and close facilities of which Working on Waste disapproves without regard to existing laws.

          According to Ms. Manoogian, the proposed transaction would have no impact on any environmental or health-related impacts of the Wheelabrator facility. She notes that Wheelabrator's power purchase agreement will expire in 2007 regardless of whether the Commission approves PSNH's assumption of the CVEC franchise. She also noted that the plant's physical output would be unaffected by the transaction.

          Ms. Manoogian addressed the Commission's obligation under RSA 362-A:8, II(b) to consider certain issues in connection with all decisions affecting qualifying small power producers under LEEPA such as Wheelabrator. One such issue is "[p]otential environmental and health-related impacts." According to Ms. Manoogian, although Working on Waste dwells on this factor, it is not the only one the Commission is obliged to consider under RSA 362-A:8, II(b). She noted that other such factors include economic impacts generally and impacts on electric rates. According to Ms. Manoogian, the substantial rate savings for CVEC customers associated with the transaction (i.e. approximately $3.5 million annually) and the statewide benefits resulting from prompt approval are the "central and predominant issue" for purposes of any RSA 362-A:8, II(b) analysis.

          ECS rejects the Working on Waste proposal to resolve matters related to DE 00-110 overcharges by causing Wheelabrator to agree to close its Claremont facility by 2007. Although Ms. Manoogian concedes that the relevant financial issues are within the Commission's jurisdiction, she believes that neither Wheelabrator nor CVEC would agree to such a resolution and that, if the Commission were to impose it, the agreements to transfer the CVEC franchise to PSNH would collapse.

          According to Ms. Manoogian, "[t]he alternative advocated by [Working on Waste] is seemingly endless litigation, similar to what has gone on between that organization and Wheelabrator for the last 16 years, with no end in sight." She characterizes as "dim" the prospects for immediate rate relief under such an approach.

          Ms. Manoogian testified that the Agreements, including the Wheelabrator-related provision, are in the public interest and would result in rates that are just and reasonable. She advocates an "integrated" approach - i.e., "one that looks at the end result rather than picks away at the Stipulated Settlement in DE 00-110." In Ms. Manoogian's view, what customers mainly want from the restructuring process are lower rates and access to energy efficiency programs. She points out that Working on Waste is the only group in New Hampshire that has opposed any restructuring initiatives on environmental grounds.

D. Office of Consumer Advocate

          The OCA urged the Commission to approve the Agreements and the Stipulation of Settlement. According to OCA witness Traum, the transactions would be in the interest of CVEC ratepayers in light of the significant rate relief that would result. Mr. Traum reiterated his testimony from the DE 00-110 proceedings, to the effect that efforts to recover more than the $835,000 in overcharges reflected in the Stipulation of Settlement amount to a "lottery-like long shot" that would, at best, involve years of litigation and hundreds of thousands of dollars in legal fees.

          From the perspective of the state as a whole, Mr. Traum testified that the Agreements are in the public interest given that they would result in the entire state having been opened to customer choice of retail energy suppliers, a statewide economic boost triggered by rate reductions and supplier options, and the elimination of regulatory and litigation costs associated with ongoing CVEC-related disputes.

          Finally, Mr. Traum testified OCA supports the Agreements from the standpoint of PSNH's current customer base. According to Mr. Traum, the transaction would have the effect of extending for approximately 2 or 3 months the recovery of PSNH's Part 3 stranded costs. Conceding that this reflects a subsidy by PSNH's existing customers of costs associated with CVEC customers, Mr. Traum noted that the transaction nonetheless received the support of his agency's advisory board after considering the relevant policy issues.

E. City of Claremont

          Guy Santagate, Claremont City Manager, testified in support of the Agreements. Mr. Santagate testified that the average CVEC customer currently pays 15.5 cents per kilowatt-hour for electricity and would pay only 12.3 cents to PSNH should the transaction move forward. He noted that Claremont faces significant economic challenges, and that the need to spend a disproportionate share of resources on electric supply has had a depressing effect on his community's ability to retain or attract businesses, invest in schools or in some cases even to survive on a day-to-day basis. He noted that while electric consumption has been growing in New Hampshire generally, it has been dropping in the Claremont area owing primarily to the departure of certain businesses.

          Mr. Santagate noted that the Claremont City Council had previously opposed the Stipulation of Settlement in Docket No. DE 00-110. However, he stated that the City "now fully and unequivocally supports the [Stipulation of] Settlement as an integrated part of the resolution proposed in this case." According to Mr. Santagate, "[t]he magnitude of the savings that customers will see from a global resolution of the issues involving CVEC far outweighs the benefits that would be obtained even if the Wheelabrator opponents achieved the most optimistic results possible."

F. New Hampshire Legal Assistance

          Attorney Alan Linder of NHLA offered a statement in support of the Agreements in its capacity as an agency that represents numerous low-income clients in the CVEC service territory. According to Mr. Linder, all too often NHLA's clients are forced to make the "impossible choice" of which bills to pay in a particular month. In that regard, he cited certain benefits to such customers as a result of PSNH's assumption of the CVEC utility franchise: the availability of PSNH's low-income energy efficiency programs, the significant rate relief provided by the Agreements, the enhanced winter shutoff protections afforded PSNH customers, PSNH's program of waivers of late payment fees for certain customers, and PSNH's New Hampshire-based customer call center. As a result of these factors, Mr. Linder stated that the proposed Agreements should be approved as consistent with the public interest.

G. Staff of the New Hampshire Public Utilities Commission

          Thomas Frantz, the director of the Commission's Electric Division, testified in support of the Agreements. He provided an overview of the litigation involving CVEC before the federal courts and the FERC, and stated that a significant benefit of the Agreements is that they provide for an end to these protracted disputes. According to Mr. Frantz, during the pendency of these controversies, "customers saw no rate relief nor were they assured of any certainty to what the future in terms of electric rates and restructuring held for them." In Mr. Frantz's opinion, this uncertainty would continue for CVEC's customers absent approval of the Agreements.

          Mr. Frantz also addressed the requirement in the Agreements that the Commission accept the Stipulation of Settlement in Docket No. DE 00-110. According to Mr. Frantz, absent approval of the Stipulation of Settlement "further litigation is certain and a more favorable outcome is questionable."

H. Wheelabrator Claremont, Inc.

          Wheelabrator did not provide testimony, but indicated its support of the Agreements. According to Wheelabrator, to the extent the Commission is obliged to consider environmental issues pursuant to RSA 362-A:8, II(b), the Commission cannot find on the present record that any environmental considerations outweigh the economic benefits of the Agreements.

I. Sullivan County Regional Refuse Disposal District and the Southern Windsor/Windham Counties Solid Waste Management District jointly d/b/a New Hampshire-Vermont Solid Waste Project

          Likewise, the Solid Waste Project presented no testimony but urged the Commission to approve the Agreements. In response to certain statements and testimony from Working on Waste, the Solid Waste project advised the Commission that the two solid waste districts that comprise the projects have a waste disposal contract with Wheelabrator that expires on July 1, 2007. The Solid Waste Project indicated that this contract is not automatically renewable.

J. Working on Waste

          Working on Waste was the only party to provide testimony in opposition to the Agreements. The organization's chief witness, William E. Gallagher, stressed that Working on Waste does not oppose the transactions proposed in the Agreements but only the condition that the Commission accept the Stipulation of Settlement in Docket No. DE 00-110.

          Mr. Gallagher testified that the Seventh Biennial Report Under the Great Lakes Water Quality Agreement of 1978 provides a "blueprint for decision making that [Working on Waste] believes will result in a stipulated settlement that all parties can accept," in light of the RSA 362-A:8, II(b) obligation for the Commission to consider potential environmental and health-related impacts of the proposed transaction.

          According to Mr. Gallagher, waste incinerators such as the Wheelabrator facility are widely recognized as sources of air emissions and toxic ash. He testified that such pollution includes persistent toxic substances such as dioxin, mercury, lead and cadmium. According to Mr. Gallagher, the Seventh Biennial Report of the International Joint Commission (IJC) "stated unequivocally that these chemicals are too dangerous to be released in any quantity and that waste incineration is a major factor in their widespread dispersal into the environment."

          With respect to the Stipulation of Settlement in Docket No. DE 00-110, Working on Waste characterizes as the "major finding" of that document "that the Power Purchase Agreement between Wheelabrator and CVEC complies from its inception with all applicable laws." According to Working on Waste, there is no basis for the Commission to make such a ruling, given the observation in Order No. 23,939 that the record was notably undeveloped with respect to the incinerator's early history.

          According to Mr. Gallagher, the Stipulation of Settlement "seeks to settle all issues that are the subject of the March 29, 2002 Order. However, approval by the PUC will not settle issues regarding pollution and the [Solid Waste] Project's role in developing the 1983 Settlement" approved in New Hampshire/Vermont Solid Waste Project, 68 NH PUC 96 (1983)].

          Mr. Gallagher further testified that Order No. 23,939 identified Wheelabrator-related overcharges and established a process for determining the amount and responsible party or parties. He noted that this investigation is "brought to a halt" by the Stipulation of Settlement and that "[w]ith the PSNH takeover, potential compensation for the overcharge is assumed by PSNH ratepayers, not by the responsible party or parties," a result he characterized as "not in the public interest."

          According to Mr. Gallagher, in Order No. 23,939 the Commission asserted "the PUC's authority to interpret its 1983 Order." He testified that "[t]his finding, and the finding that the public was overcharged, would be repudiated by the Stipulation of Settlement. This is unacceptable and not in the public's interest."

          Mr. Gallagher further alleged that the Stipulation of Settlement "is not based on a factual record." According to Mr. Gallagher, the proposed resolution of Docket No. DE 00-110 would allow Wheelabrator "to continue selling all of its electricity at the high price," a result that is inconsistent with the public interest.

          According to Mr. Gallagher, to facilitate the resolution of the instant docket as well as Docket No. DE 00-110, Working on Waste has "begun to develop a factual record" in accordance with Order No. 23,939. In that regard, he directed the Commission's attention to a chronology (Exhibit 11) prepared by Working on Waste and appended to Mr. Gallagher's prefiled testimony.

          Working on Waste alleges that Wheelabrator has overcharged CVEC customers as much as $12 million between 1990 and 2002, excluding what Mr. Gallagher characterizes as "lost opportunity costs and contingent liabilities," the latter arising out of air emissions even if such emissions are consistent with federal guidelines. In support of this contention, Working on Waste directed the Commission's attention to a financial analysis prepared by Working on Waste member David Sussman and appended to Mr. Gallagher's testimony. According to Working on Waste, the overcharges would reach an estimated $15 million when calculated from the inception of incinerator operations in 1987.

          According to Mr. Gallagher, Working on Waste "believes it is possible that a new Stipulation of Settlement can be developed that all the parties agree to." In Mr. Gallagher's view, Wheelabrator's environmentally-related contingent liabilities, when combined with the overcharge liabilities, provides a "sufficient basis for modifying the stipulation of settlement and/or the PSNH settlement to assure adequate protection of the public interest." To that end, Working on Waste attached a written proposal to Mr. Gallagher's prefiled testimony. In essence, it offers to release Wheelabrator from such liabilities in exchange for its agreement to shut down the incinerator.

          The last issue raised in Mr. Gallagher's prefiled testimony concerns the possibility of Wheelabrator increasing its generation capacity beyond its present 4.5 megawatts. According to Working on Waste, this is an issue the Commission must address "in view of the impact on costs of wholesale electrical energy and given language in the Stipulation of Settlement . . . which affirms a power purchase agreement allowing Wheelabrator to sell all power generated at the facility at the contract rate."

          Mr. Sussman took the stand to respond to questions on cross-examination relative to his analysis of the potential overcharges and a document entitled "Incineration Compared to Energy and Waste Management Alternatives: A Full Environmental Costs Analysis" (Exhibit 12).

K. Margaret North

          Ms. North did not provide testimony. However, she made a statement reiterating the position she took at the Commission's public comment session of April 14, 2003 in Claremont. At that session, Ms. North indicated that she disagreed with making approval of the Stipulation of Settlement a condition of approving the Agreements here. Ms. North suggested that the citizen participants in the DE 00-110 mediation process were betrayed when other parties conducted separate, contemporaneous, secret negotiations leading to the Agreements filed on January 31, 2003. She also suggested that Mr. Santagate and members of the Claremont City Council were not aware when they endorsed the Agreements that they would require the Commission's approval of the Stipulation of Settlement in Docket No. DE 00-110.

V.	COMMISSION ANALYSIS
A. Statutory Authority

          Pursuant to RSA 374:30, a New Hampshire public utility "may transfer or lease its franchise, works or system, or any part of such franchise, works or system, exercised or located in this state, . . . when the commission shall find that it will be for the public good and shall make an order assenting thereto." Further, because the Agreements effectuating the proposed transfer in this case affect a qualifying small power producer within the meaning of LEEPA, we are obligated to consider the following factors:

	(1)	the economic impact upon the state, including but not limited to, job loss or creation through the utilization of indigenous fuels for electric generation.
	(2)	The community impact including, but not limited to, property tax payments and job creation.
	(3)	Enhanced energy security by utilizing mixed energy sources, including indigenous and renewable electrical energy production.
	(4)	Potential environmental and health-related impacts.
	(5)	The impact on electric rates.

          RSA 362-A:8, II (b). Having considered these factors, and others relevant to our analysis under RSA 374:30, it is our determination that the proposed transaction, including its condition precedent with respect to Docket No. DE 00-110, is for the public good. Our reasoning follows.

B. Factual Findings - CVEC Restructuring

          With regard to matters related to CVEC, its operations, the RS-2 contract, CVEC's stranded costs, the ongoing disputes involving CVEC before the federal courts and the FERC, PSNH, PSNH's own restructuring, and PSNH's ability to provide service in the CVEC service territory at rates and upon terms that vary from those presently available from CVEC, we find that the facts are as stated in the testimony of Messrs. Long, Hall, Deehan, Traum, Santagate and Mr. Frantz, as well as Ms. Manoogian.

          It is clear that the willingness of CVPS to accept a $21 million payment to terminate the RS-2 contract represents a significant compromise with respect to stranded costs assertedly recoverable from CVEC customers. It is also clear, as stated by Mr. Long, that PSNH provides a crucial factor in making it economically feasible for these and other recoverable CVEC stranded costs provided for in the Agreements to be settled. Specifically, we refer to the spreading of these costs over the totality of PSNH's customer base.

          As Mr. Traum testified, the effect of this absorption of CVEC's stranded costs is that all PSNH ratepayers will be subject to Part 3 stranded cost payments for an additional 2 to 3 months. However, once PSNH's Part 3 stranded costs are fully recovered, the former CVEC customers will remain liable for the ongoing stranded cost charges associated with Parts 1 and 2.

          We find that it is consistent with the public interest to allow recovery of these costs in the manner contemplated by the instant transaction. As Mr. Santagate and others testified, the alternative, which we find to be inconsistent with the public interest, is to leave the Claremont area with the economic burden of being the only area in the state saddled with unreasonably high electric rates and without the benefits of electric industry restructuring.

          In addition, we find that there will be benefits from this transaction that will inure to the entirety of the expanded PSNH customer base. Specifically, taking on the obligation to provide transition and default service in the CVEC service territory will allow PSNH to provide such service on a more economical basis than could CVEC itself or even PSNH prior to the expansion of its territory. This is because wholesale energy suppliers, including transition service bidders, typically find larger service territories more economic to serve.

          We do not go so far as to determine that bigger is always better in this respect. Rather, we simply find that PSNH will be able to procure wholesale energy for CVEC's customers more inexpensively than CVEC would if CVEC were to be restructured on a stand-alone basis. In a service territory of only 10,000 customers, wholesale suppliers would apply a significant "migration premium" to any bids in order to take account of the greater effect of any one customer's departure relative to the whole. While the benefits to PSNH's existing customer base will be more attenuated in this regard, at very least adding the CVEC customers to PSNH's transition service load will not impair PSNH's ability to procure wholesale energy at favorable rates.

C. Factual Findings -- Wheelabrator

          We turn next to the only significant issue in controversy - the question of whether the issues arising out of Docket No. DE 00-110 should be resolved under the terms stated in the Stipulation of Settlement. Our discussion of that subject begins with our findings as to the meaning of certain key terms in that document, which are apparently the source of some misunderstanding.

          The first misunderstanding we wish to resolve is the extent to which the Stipulation of Settlement would reduce the universe of potential legal disputes involving the Wheelabrator incinerator. Our understanding of the scope of Docket No. DE 00-110 is that it is confined to the question of whether Wheelabrator charged too much money to CVEC, and thus to CVEC's customers, because it applied the avoided cost rate approved in 1983 to output beyond the 3.6 megawatts referenced by the Commission in 1983. It is this question and only this question that is resolved definitively, and thus precluded from being raised by the parties to the Stipulation of Settlement, in the future. Other potential disputes, including but not limited to matters related to Wheelabrator's environmental record, the formation of the Solid Waste Project, and the contract between Wheelabrator and the Solid Waste Project, are not foreclosed by the Stipulation of Settlement.

          The second misunderstanding is related to the first and concerns Wheelabrator's apparent intention to increase the output of its facility beyond its present capacity of 4.5 megawatts. Regardless of any future expansions, the Stipulation of Settlement applies only to the first 4.5 megawatts of capacity - a fact confirmed by Mr. Deehan in his testimony and by Wheelabrator in Exhibit 3. As to those first 4.5 megawatts, until the March 2007 expiration of the power purchase agreement Wheelabrator is entitled to sell power to CVEC (and, after the closing, to PSNH) at the avoided cost rate approved in 1983. Any additional sales of power resulting from any increases in the existing facility's capacity are not entitled to the rates set forth in the Power Purchase Agreement. We also note that Wheelabrator did not voice any objection or disagreement with those witnesses who testified that such incremental purchases would have to be made at the ISO-New England energy clearing price.

          Having thus clarified our understanding of the meaning of the Stipulation of Settlement, we turn to the specific issues raised by Working on Waste with respect to the proposed resolution of Docket No. DE 00-110. We are unable to agree with Working on Waste that our consideration of the issues enumerated in RSA 362-A:8, II(b) requires us to reject the Stipulation of Settlement and, with it, the Agreements that require approval of the Stipulation.

          First, it is our finding that the record does not contain substantial evidence with respect to environmental impacts that would require the result proposed by Working on Waste. Mr. Gallagher and Mr. Sussman both forthrightly indicated their lack of expertise with respect to matters of environmental effects of Wheelabrator's operations or the associated monetary impacts. Such issues are complex matters of science and engineering and should not be resolved based on secondary or tertiary sources alone. The evidence they offered on these subjects is therefore too speculative to credit.

          Second, even assuming the accuracy of Working on Waste's assessment of the environmental impacts of the Wheelabrator incinerator, the issues we actually decide today involve no such impacts. The ineluctable reality is that we have no authority to order the Wheelabrator incinerator to cease operations. Thus, regardless of whether PSNH assumes the CVEC utility franchise (and, with it, the obligation to purchase power from Wheelabrator), and regardless of whether we resolve Docket No. DE 00-110 on the terms stated in the Stipulation of Settlement, whatever environmental impacts are created by the Wheelabrator facility will persist.

          Third, even assuming that any action we take here could result in Wheelabrator ceasing operations (e.g., by imposing sufficient overcharge obligations as to make continued operation of the incinerator uneconomic), one could not assess the environmental impacts of such closure without knowing how the replacement power would be generated and how the waste presently incinerated by Wheelabrator would be disposed of by the municipalities of the Solid Waste Project. Working on Waste, in effect, asks us to consider only one side of the environmental ledger.

          Fourth, even assuming that the environmental effects of continued Wheelabrator operations could be deemed a result of our decision today in the sense contemplated by RSA 362-A:8, II(b), ECS is correct in pointing out that we are obliged under that statute to consider potential environmental impacts in the context of other enumerated factors. As numerous witnesses pointed out, it is undisputed that the resolution of issues related to CVEC stranded costs and the rate relief resulting from making PSNH rates applicable to CVEC customers will have a significant and positive impact on the regional and statewide economy. Thus, the Agreements at issue here will have a powerful and positive impact with respect to the first (statewide economic impacts), second (community economic impacts) and fifth (electric rates) factors enumerated in RSA 362-A:8, II(b) and no effect on the third (enhanced economic security by using mixed energy sources). These powerful and positive impacts more than offset the speculative environmental and health-related impacts asserted by Working on Waste. Thus, our consideration of the RSA 362-A:8, II(b) factors leads us to approve the Agreements and the Stipulation of Settlement.

          The remaining issue with respect to the Stipulation of Settlement remains whether that proposed resolution involves an appropriate level of compensation to CVEC ratepayers, for power purchased in excess of the 3.6 megawatts. Our decision of nearly a year ago, to hold the Stipulation of Settlement in abeyance and direct the parties in Docket No. DE 00-110 to participate in mediation, reflected a skepticism about that question and a respect for the concerns raised at that time by the citizen intervenors, including Working on Waste.

          As we noted in connection with the penultimate electric utility restructuring proceeding, it is the policy of the Commission to encourage parties to settle contested issues through negotiation and compromise. See Concord Elect. Co., Order No. 24,072 (Oct. 25, 2002), slip op. at 37 (noting that such settlements are opportunities for "creative problem solving" and a "more expedient alternative to litigation"). The Commission, in turn, analyzes such proposed settlements independently to determine whether the terms comport with applicable standards.

          In this instance, whatever our view of the Stipulation of Settlement would have been if we had considered it in isolation, its modest ratepayer benefits become reasonable and consistent with the public interest when combined with the substantial benefits provided to CVEC customers by virtue of the proposed transaction among PSNH, CVPS and CVEC. We credit the testimony of Messrs. Long, Hall and Deehan that PSNH would not move forward with the transaction if Docket No. DE 00-110 remained unresolved, we lack the authority to require PSNH to change its position in that respect, and we are convinced it would be improvident to sacrifice certain and substantial rate relief in order to pursue a greater Wheelabrator-related refund obligation as some assert was contemplated by Order No. 23,939. We note, in that regard, the certainty of lengthy and expensive judicial proceedings challenging the outcome contemplated by that Order.

          We also note that Working on Waste's position seems to rely on a best case entitlement to over-charges in the neighborhood of $12 million. The record in DE 00-110, however, supports the conclusion that there were a number of plausible recovery theories that would support much lower figures. Moreover, it is conceivable that Wheelabrator could achieve through extended litigation a victory that would entail no repayment. In this light and the light of the overall Agreements, the $835,000 settlement is reasonable.

          It is not surprising that Working on Waste would disagree with such a weighing of the benefits of the Agreements and Stipulation of Settlement. The record amply demonstrates that it has been the singular objective of Working on Waste for nearly two decades to prevent and/or to terminate the operation of the Wheelabrator incinerator. Of the four Working on Waste representatives who appeared at the May 15, 2003 hearing in this case, only one is a CVEC ratepayer who would receive the rate relief contemplated by the Agreements. Thus Working on Waste, as a group, has almost no stake in obtaining this rate relief and every reason, given the organization's avowed objective, to see little value in the proposal advanced here by the Applicants.

          We make that observation not to denigrate the objective and purpose of Working on Waste. Although we express no opinion as to the public policy implications of incineration as compared to other waste disposal options, we appreciate the tenacity with which Working on Waste has raised its concerns about Wheelabrator since we opened Docket No. DE 00-110 more than three years ago. Unlike Working on Waste, we are statutorily mandated to balance the economic interests of utilities and their customers, and in the discharge of that primary responsibility we are convinced that the proposals at issue here are consistent with the public good.

D. Scope of Investigation

          We pause to comment on one additional issue that has been raised periodically by Working on Waste. It has been alleged at various times that the Stipulation of Settlement in Docket No. DE 00-110, and thereafter the Agreements entered into and filed in this docket, have had the effect of foreclosing a broader investigation that Working on Waste believes is necessary and/or appropriate. In this regard, we note that no party to this docket was foreclosed from pursuing any avenue of inquiry relevant to the decision we make today. Asked about this subject on cross-examination, Mr. Gallagher testified on behalf of Working on Waste that the only sense in which his group was unable to investigate lies in the fact that we denied Working on Waste's request for additional time to conduct discovery in this docket. While we are sensitive to the fact that the parties were required to proceed with this case efficiently, and we thank the parties for their diligent efforts in that regard, we are not aware of any specific inquiries that were foreclosed.

E. Conclusion

          As several parties noted at hearing, the decision we make today marks the culmination of a seven-year process of bringing the benefits of the Electric Industry Restructuring Act to all New Hampshire utility customers. As both PSNH and CVEC are particularly aware, the process has been difficult, challenging and often frustrating to those committed to reasonable resolution of public policy issues. The Agreements we approve today, including the resolution of Docket No. DE 00-110, reflect compromise on all sides. We commend the settling parties for their flexibility and their reasonableness, which will have the result of bringing meaningful rate relief to CVEC's customers.

          Based upon the foregoing, it is hereby

          ORDERED, that the Application for Approval of Settlements and Related Transactions Relating to the Implementation of Restructuring in the Area Served by Connecticut Valley Electric Company, Inc. is hereby APPROVED; and it is

          FURTHER ORDERED, that Order No. 23,939, entered in Docket No. DE 00-110 on March 29, 2003 is hereby WITHDRAWN and shall be of no further force or effect; and it is

          FURTHER ORDERED, that the Stipulation of Settlement filed in Docket No. DE 00-110 is hereby APPROVED; and it is

          FURTHER ORDERED, that Connecticut Valley Electric Company shall be dismissed with prejudice from the additional dockets referenced in the Order of Notice entered in this proceeding upon closure of the transactions approved herein.

          By order of the Public Utilities Commission of New Hampshire this twenty-third day of May, 2003.

Thomas B. Getz Chairman	Susan S. Geiger Commissioner	Nancy Brockway Commissioner
Attested by: Debra A. Howland Executive Director and Secretary